Exhibit 99.1

                                                COMPANY CONTACT:

                                                Cindy Presar, Investor Relations
                                                cpresar@cardiodynamics.com
                                                800-778-4825 Ext. 1031

             CARDIODYNAMICS ANNOUNCES SENIOR MANAGEMENT APPOINTMENTS

SAN DIEGO, CA--December 9, 2005--CardioDynamics (Nasdaq: CDIC), the innovator and leader of Impedance Cardiography (ICG) technology, today announced the appointment of Donald Brooks to the position of Chief Technology Officer and Kevin Hammond to the position of Vice President of Sales. Mr. Brooks will oversee the product development and research activities of the Company, and Mr. Hammond will oversee the Company's U.S. field sales operations.

"We are pleased to have these highly respected and experienced managers join our senior management team," stated Michael K. Perry, Chief Executive Officer of CardioDynamics. "Together, Don and Kevin bring solid track records of success to their new positions and will drive key growth initiatives to maximize the potential of our innovative ICG technology."

Brooks has over 23 years of product development experience at Hewlett Packard, Siemens Medical Systems, Inc., and several start-up medical technology companies. Most recently, he served as CardioDynamics' Vice President of Product Development and oversaw the BioZ Dx development. Don has a B.S. in Electrical Engineering and an M.S. in Engineering from North Carolina State University.

Hammond has 15 years of experience with increasing roles of responsibility including the past six years at CardioDynamics. Most recently, he led the Company's top-producing sales region for 2005. Kevin has a B.A. in Political Science from San Diego State University and an M.B.A. from the Keller Graduate School of Business Administration. With the promotion of Hammond, the company has realigned its regional sales structure to strengthen the clinical and application knowledge of its direct sales team while reducing its reliance on distribution partners.

The Company also announced that Dennis Hepp will be retiring from full-time service as its Chief Technology Officer at the end of December. Perry stated, "We are grateful for the tremendous contribution that Dennis has made as our Chief Technology Officer for the past nine years. He has led our research and development teams that brought to market three generations of impedance cardiography systems and our proprietary BioZtect(R) sensors. We wish him the very best in his return to full-time consulting at Rivertek Medical and also greatly appreciate his willingness to support us in that capacity in 2006."

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ABOUT CARDIODYNAMICS:

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The Company develops, manufactures and markets noninvasive diagnostic and monitoring technologies and electrodes. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women--cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.

FORWARD-LOOKING (SAFE HARBOR) STATEMENT:

Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as success of growth initiatives and maximizing ICG potential, the accuracy of which is necessarily subject to uncertainties and risks including the Company's sole dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2004 Form 10-K/A. The Company does not undertake to update the disclosures contained in this press release.